For Immediate Release

Contact:        Patrick G. O’Brien, President and CEO
                       (724) 684-6800

FedFirst Financial Corporation Announces Completion of Syndicated Community Offering; Conversion and Offering Expected to Close on September 21, 2010

September 16, 2010, Monessen, PA – FedFirst Financial Corporation (Nasdaq - FFCO), holding company for First Federal Savings Bank, announced today that new FedFirst Financial Corporation has received orders to purchase common stock sufficient to complete the offering being conducted in connection with the second-step conversion of First Federal Savings Bank.  The conversion and offering are expected to be completed on September 21, 2010.  The closing of the transaction is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, FedFirst Financial Mutual Holding Company and FedFirst Financial will cease to exist and new FedFirst Financial, the state chartered corporation formed to facilitate the conversion, will become the parent holding company of First Federal Savings Bank and will be wholly owned by public stockholders.

A total of 1,722,185 shares of common stock will be sold in the subscription, community and syndicated community offerings at $10.00 per share for gross proceeds of $17.2 million.  All orders properly submitted in the subscription and community offerings will be filled in whole.  Concurrent with the completion of the offering, shares of FedFirst Financial common stock will be exchanged for shares of new FedFirst Financial common stock.  As a result, each existing share of FedFirst Financial will be converted into the right to receive 0.4735 of a share of new FedFirst Financial common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders will maintain approximately the same ownership interest in new FedFirst Financial as they owned in the original FedFirst Financial.  Cash will be issued in lieu of fractional shares based on the offering price of $10.00.  Upon completion of the conversion, the total shares outstanding after the stock offering and the exchange will be approximately 2,992,897 shares.

Stifel, Nicolaus & Company, Incorporated managed the subscription and community offerings and acted as sole book-running manager for the syndicated community offering.  Kilpatrick Stockton LLP acted as legal counsel to FedFirst Financial.

FedFirst Financial common stock will continue to trade on the Nasdaq Capital Market under the trading symbol “FFCO” through September 20, 2010.  Beginning on September 21, 2010, the shares of new FedFirst Financial Corporation common stock will trade on the Nasdaq Capital Market under the trading symbol “FFCOD” for a period of 20 trading days.  Thereafter, the trading symbol will revert to “FFCO.”

Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about September 21, 2010.  Shareholders of FedFirst Financial holding shares in street name or in book-entry form will receive shares of new FedFirst Financial directly through their accounts.  Shareholders holding shares in certificated form will be mailed a letter of transmittal on or about September 23, 2010 and receive their shares of new FedFirst Financial common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to FedFirst Financial’s transfer agent.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal Savings Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new FedFirst Financial are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.